UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2010

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6721 Columbia Gateway Drive

Columbia, Maryland 21046

(Address of principal executive offices)

(443) 539-5008

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers

On December 15 and December 17, 2010, Major General James B. Armor, Jr. and Mr. William F. Leimkuhler, respectively, announced their resignations as directors of Integral Systems, Inc., a Maryland corporation (the “Company”), effective as of February 15, 2011. Major General Armor and Mr. Leimkuhler agreed to resign in accordance with the terms of an agreement by and among the Company, Vintage Partners, L.P., Vintage Partners GP, LLC, Vintage Capital Management, LLC, and Brian R. Kahn, dated as of October 8, 2010 (the “Agreement”). The Agreement, which is more fully described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2010, provides that the Company will take all actions necessary and appropriate to obtain the resignation of two directors and reduce the size of the Company’s Board of Directors (the “Board”) to nine directors before the 2011 annual meeting of stockholders.

Major General Armor and Mr. Leimkuhler both serve as Class II directors of the Board. In order for the Company’s three classes of directors to have an equal number of members following these resignations, as required by Section 3-803 of the Maryland General Corporation Law, on December 15, 2010, Mr. Alan W. Baldwin, who currently serves as a Class I director, submitted his resignation as a director of the Company, also effective as of February 15, 2011. The Board has accepted Mr. Baldwin’s resignation and voted to reappoint him as a Class II director, with a term continuing until the Company’s 2012 annual meeting of stockholders. Mr. Baldwin’s appointment as a Class II director will be effective immediately upon the effective time of his resignation as a Class I director. Following Major General Armor’s and Mr. Leimkuhler’s resignations and Mr. Baldwin’s resignation and reappointment as a Class II director, the size of the Board will be reduced to nine directors and each of the Company’s classes of directors will have three members.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: December 17, 2010	By:	/s/ Christopher B. Roberts
	Name:	Christopher B. Roberts
	Title:	Chief Financial Officer